Exhibit 99.1

News Release

Farmer Bros. Completes Acquisition of Sara Lee’s

Direct-Store Delivery Coffee Business

TORRANCE, Calif. — (BUSINESS WIRE) — March 2, 2009 — Farmer Bros. Co. (Nasdaq: FARM) has completed its previously announced acquisition from Sara Lee Corp. (NYSE: SLE) of its U.S. direct-store delivery (DSD) Foodservice coffee business.

The $45 million acquisition makes Farmer Bros. the nation’s largest direct-store delivery business for coffee and allied products, with service to all 48 mainland states.

“We are pleased to welcome more than 20,000 customers and 700 employees to Farmer Bros.,” said Rocky Laverty, President and Chief Executive Officer. “We are looking forward to successfully integrating our businesses and profitably capitalizing on this once-in-a-lifetime opportunity for market leadership.”

The acquisition is being financed with cash and a credit line from Wachovia Bank.  Kerlin Capital Group, LLC of Los Angeles acted as financial advisor for Farmer Bros. in the transaction, and Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP was legal advisor for Farmer Bros.

About Farmer Bros.

Farmer Bros. Co. is the nation’s largest direct-store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 mainland states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate both DSD and the CBI Acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, and changes in the quality or dividend stream of the third party’s securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

CONTACT:	Abernathy MacGregor Group
Jim Lucas / Sydney Rosencranz, 213-630-6550